[GORSUCH KIRGIS L.L.C. LETTERHEAD]


October 2, 1995


Kestrel Energy, Inc.
999 18th Street, Suite 1100
Denver, Colorado 80202

     Re:  Kestrel Energy, Inc.
          Registration Statement on Form S-8

Gentlemen:

     We are counsel to Kestrel Energy, Inc., a Colorado corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the proposed offering by the Company of up to 536,000 shares of Common Stock pursuant to the Company's 1993 Nonqualified Stock Option Plan and Amended and Restated Incentive Stock Option Plan (collectively, the "Plans").

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written or oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate, and, based thereon, we advise you that in our opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.

     2. The shares offered by the Company, when issued pursuant to and in accordance with the Plans will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,

                                   GORSUCH KIRGIS L.L.C.


                                   /s/ Gorsuch Kirgis L.L.C.